Exhibit 10.21

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035
www.nanometrics.com

December 21, 2017

Stanislaw Marek Borowicz

1377 Camino Robles Way

San Jose, CA 95120

Re:Separation Agreement

Dear Mark:

This Separation Agreement and General Release of All Claims (“Agreement”) is made by and between Nanometrics Incorporated (the “Company”) and Stanislaw Marek Borowicz (“You” or “Your”) (collectively the “Parties”) with respect to the following facts:

WHEREAS, You and the Company previously entered into a certain agreement entitled General Severance Benefits and Change in Control Severance Benefits Agreement, dated as of May 19, 2015 (the “General Severance Benefits Agreement”);

WHEREAS, You and the Company have mutually determined that it is Your and their respective best interests for You to separate your employment from the Company.  Effective as of January 9, 2017, your employment with the Company as Executive Vice President, Business Operations and as an employee of the Company will terminate, and You and the Company desire to specify the terms of Your separation and termination of employment and to provide for the termination of the General Severance Benefits Agreement; and

WHEREAS, in connection with Your termination of employment, the Company wishes to secure Your services as a consultant to the Company upon the terms and subject to the conditions set forth herein, and You wish to render such services to the Company upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.Termination of Employment.  Effective as of January 9, 2018 (the “Separation Date”), Your employment with the Company as an employee and officer of the Company and its subsidiaries and affiliates shall terminate. You and the Company acknowledge and agree that the termination of Your employment shall constitute a “Covered Termination” (as defined in the General Severance Benefits Agreement) for purposes of the General Severance Benefits Agreement or any other plan or agreement between You and the Company or its subsidiaries or affiliates.  You and the Company further acknowledge and agree that Your termination shall be subject to Article 2 of the General Severance Benefits Agreement. In addition, effective as of the Separation Date, the General Severance Benefits Agreement shall terminate, and You shall have no further right or interest thereunder; provided, however, that notwithstanding the foregoing, Article 4 (Limitations and Conditions on Benefits), Article 5 (Tax Treatment, Reductions and

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Offsets), and Article 7 (General Provisions) of the General Severance Benefits Agreement shall remain in full force and effect in accordance with their terms.

2.Accrued Salary and Paid Time Off (PTO).  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused PTO earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not You sign this Agreement.

3.Severance Package.

(a)Severance.  Subject to the terms and conditions of this Agreement and Article 2 of the General Severance Benefits Agreement, the Company shall pay to you a total sum of One Hundred and Fifty-Five Thousand Dollars and 0/100 cents ($155,000.00), less all appropriate federal and state income and employment taxes (“Severance”).  The Severance shall be paid to you in equal installments over a six (6) month period beginning on the Company’s first regular pay day at after the Effective Date of this Agreement, provided you do not revoke your acceptance pursuant to paragraph 13(d) below.

(b)COBRA.  Your health insurance benefits shall cease on the last day of January 2018.  Subject to the terms and conditions of this Agreement, and provided You are eligible for and timely elect coverage for yourself and your covered dependents pursuant to the terms of the Consolidated Omnibus Reconciliation Act, as amended (“COBRA”), the Company shall directly pay the applicable COBRA premium for medical and dental coverage through and (approximately US$2,500 per month), which was in effect immediately prior to the Separation Date, through and until July 31, 2018 (or, if applicable, such earlier date upon which You and/or Your covered dependents are no longer eligible for COBRA) (“COBRA Payment”).  Thereafter, You shall be entitled to elect to continue such COBRA coverage for the remainder of Your COBRA coverage period, at Your own expense.  You shall timely provide any documentation of COBRA enrollment once Your election to continue such medical and dental coverage in accordance with COBRA is complete.  You also must provide timely notice if You becomes eligible for medical benefits with a new employer.

(c)Executive Bonus.  Subject to the terms and conditions of this Agreement, the Company agrees to pay You Your target bonus, under the Company’s 2017 Executive Performance Bonus Plan (the “Plan”), of One Hundred Eight Six Thousand Dollars and 0/100 cents ($186,000.00) (“Executive Bonus”), less appropriate and applicable payroll deductions.    To the extent the Company determines that You are entitled to an amount higher than the Executive Bonus based on the criteria set forth in the Plan, the Company shall pay the higher amount.  If the amount is determined to be lower than the Executive Bonus, the Company shall pay the Executive Bonus amount.  The Executive Bonus will be paid to You in a lump sum on or before March 15, 2018.

You acknowledge and agree that this Severance, COBRA Payment, and Bonus (collectively “Severance Package”) constitute adequate legal consideration, which you are not otherwise entitled to, in exchange for the covenants, promises, obligations and representations made by you in this Agreement.

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4.Equity Compensation.  Under the terms of your restricted stock unit and performance share agreements and the applicable plan documents, vesting of your restricted stock units and performance shares will cease as of the February 28, 2018.  Your right to exercise any vested shares, and all other rights and obligations with respect to your restricted stock units and performance shares, will be as set forth in your restricted stock and performance share agreements, grant notice and applicable plan documents.

5.Independent Contractor Agreement.  As further consideration, You agree to provide consulting services to the Company beyond the Separation Date by executing the Independent Contractor Agreement attached hereto as Exhibit A.  You acknowledge and agree that the Company’s offer of the Independent Contractor Agreement, attached as Exhibit A, is contingent upon You executing this Agreement and that it becomes effective pursuant to paragraph 13(d).  You further agree that the Company has the option of revoking or rescinding the Independent Contractor Agreement if this Agreement does not become effective under paragraph 13(d).  As further consideration for the Severance Package, You shall also execute and deliver a second release agreement, which is attached as Exhibit E to the Independent Contractor Agreement, within twenty-one (21) days following the date Your consulting relationship terminates.

6.No Other Compensation or Benefits.  Aside from the Severance, COBRA Payment and Executive Bonus, you acknowledge that you have been paid all wages or other compensation, including, but not limited to accrued, unused PTO, incentives, bonuses, or commissions that you earned or become entitled to during your employment with the Company through the date you execute this Agreement.  You agree that you do not have knowledge of any potential or actual dispute with the Company about any unpaid wages or compensation which you believe you are entitled to but has not been paid as of the date you execute this Agreement, including but not limited to any compensation or benefits pursuant to the General Severance Benefits Agreement.  You understand and acknowledge that you shall not be entitled to any payments or benefits from the Company other than those expressly set forth in paragraph 3.

7.Expense Reimbursements.  You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice and expense reimbursement policy.

8.Return of Company Property. Within five (5) days after the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys; and any materials of any

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kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium.  You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done.  Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the Severance Package provided hereunder.

9.Proprietary Information Obligations.  You hereby acknowledge and reaffirm your continuing obligations under your Nanometrics Incorporated At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, dated March 14, 2013, which is incorporated herein by reference).

10.Confidentiality.  The provisions of this Agreement shall be held in strictest confidence by you and shall not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former employee, consultant or independent contractor of the Company.

In the event that You believe that You are  legally obligated by statutory or regulatory requirements (including compulsory legal process), to make such disclosures, You will contact Philip Ziman at pziman@nanometrics.com, within 24 hours of receiving notice that You are so obligated.

Nothing herein is intended to be or will be construed to prevent, impede, or interfere with your right to respond accurately and fully to any question, inquiry, or request for information regarding the Company or your employment with the Company when required by legal process, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any federal, state, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency.  Employees, including you, are not required to contact the Company regarding the subject matter of any such communications before they engage in such communications.  You may disclose trade secrets in confidence, either directly or indirectly, to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, Company employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may disclosed related trade secrets to their attorney and use them in related court proceedings, as long as the individual

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files any documents containing the trade secret under seal and does not otherwise disclose the trade secret except pursuant to court order.

11.Nondisparagement.  You agree that you will not make any voluntary statements, written, oral, or electronic (including any social media forum whether expressly or anonymously), or cause or encourage others to make any such statements that defame or in any way disparage the personal and/or business reputations, products, practices or conduct of the Company or any of the other Released Parties at any time, now or in the future.  The Company agrees that any and all executive employees who report directly to the Chief Executive Officer, will not make any voluntary statements, written, oral, or electronic (including any social media forum whether expressly or anonymously), or cause or encourage other to make any such statements that defame or in any way disparage the personal and/or business reputation, practices or conduct of You at any time, now or in the future. Nothing contained in this paragraph is intended to prevent you from testifying truthfully in any legal proceeding, including, but not limited to responding to any inquiries made by the U.S. Equal Employment Opportunity Commission or any government agency.  The Parties understand that the covenant of nondisparagement contained in this Agreement is a material inducement for each Party in making this agreement and that, for the breach thereof, will be considered a material breach of this Agreement.

12.No Admissions.  The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

13.Release of Claims.

(a)General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities,  and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, contractors and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)Scope of Release.  The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (v) all claims arising from or related to the General Severance Benefits Agreement and the Plan; and (vi) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal

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Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents you or interferes with your right to filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, National Labor Relations Board, or any analogous government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding.  Moreover, nothing in this Agreement shall be interpreted to prohibit or prevent You from recovering an award for filing or participating in any whistleblower complaint filed with the Securities and Exchange Commission.  You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d)ADEA Waiver. This Agreement is intended to satisfy the requirements of the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f).  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised that:  (i) your waiver and release do not apply to any rights or claims that you may have under the ADEA that arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement; (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me at pziman@nanometrics.com); and (v) if You do not revoke acceptance of this Agreement within the seven (7) day period, Your acceptance of this Agreement shall become binding and enforceable on the eighth day after execution of this Agreement (the “Effective Date”).

14.Waiver of Unknown Claims.  In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of

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similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

15.Representations.  You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise, and you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.  You further represent and warrant that you do not presently have on file, and further represent that you will not hereafter file, any claims, grievances, actions, appeals or complaints against the Company or the Released Parties in or with any state, federal or other governmental entity, board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions occurring prior to the date of this Agreement, including but not limited to any claims arising out of the cessation of your employment with the Company or the General Severance Benefits Agreement, unless otherwise permitted by law.  If such an action or charge has been filed by you, or on your behalf, you agree not to participate in any such proceeding and you will use your best efforts to cause it immediately to be withdrawn and dismissed with prejudice.

16.Ownership of Claims.  You represent and warrant that you are the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein.  You further represent and warrant that there has been no assignment or other transfer of any interest in any such matters, claims or demands which you may have against the Released Parties.

17.Consultation with Counsel.  You acknowledge that you have had the opportunity to consult with legal counsel of your choice prior to execution and delivery of this Agreement.  You understand and agree that you may be waiving significant legal rights by signing this Agreement, and represent that you have entered into this Agreement voluntarily with a full understanding of and in agreement with all of its terms.

18.Tax Compliance.  Notwithstanding any other provision herein: the parties hereto intend that payments and benefits under this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt therefrom, and the Company and You may mutually adopt such amendments to the Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to make any payment hereunder exempt from or compliant with Section 409A; provided that, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on You by Section 409A or damages for failing to comply with Section 409A; whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company; and You shall have no right to determine, directly or indirectly, the year of any payment subject to Section 409A.  Notwithstanding any provision to the contrary, if the period described in

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paragraph 13(d) begins in a first taxable year and ends in a second taxable year, the Severance Package shall begin to be paid in the second taxable year.

19.Consideration of Medicare’s Interests. You affirm, covenant, and warrant that You are not a Medicare beneficiary and are not currently receiving, have not received in the past, will not have received at the time the Severance Package is due under this Agreement, are not entitled to, are not eligible for, and have not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if You are a Medicare beneficiary, etc.), the following sentences of this paragraph apply. You affirm, covenant, and warrant You have made no claim for illness or injury against, nor are You aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by You before or after the execution of this Agreement. Furthermore, You are aware of no medical expenses that Medicare has paid and for which the Released Parties are or could be liable now or in the future. You agree and affirm that, to the best of You knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. You will indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and You further agree to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

20.Indemnification.  You agree to hold the Released Parties harmless from, and to defend and indemnify the Released Parties from and against, all further claims, cross-claims, third-party claims, demands, costs, complaints, obligations, causes of action, damages, judgments, liability, contribution, or indemnity related in any way to the allegations that were or could have been made by You with respect to the claims and causes of action released as part of this Agreement, as well as any claims that may be made indirectly against the Released Parties for contribution, indemnity, or otherwise by any third party from whom or which You seeks relief or damages, directly or indirectly, for the same claims and/or causes of action released as part of this Agreement, regardless of whether such claims are caused in whole or in part by the negligence, acts, or omissions of any of the Released Parties.  You shall be responsible for all federal, state, and local tax liability, if any, that may attach to amounts payable or other consideration given under this Agreement, and will defend, indemnify, and hold the Released Parties harmless from and against, and will reimburse the Released Parties for, any and all liability of whatever kind incurred by the Released Parties as a result of any tax obligations of You, including but not limited to taxes, levies, assessments, penalties, fines, interest, attorneys’ fees, and costs. You warrant that You are is not relying on the judgment or advice of any of the Released Parties or legal counsel concerning the tax consequences, if any, of this Agreement.

21.Applicable Law/Venue.  This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of California. The Parties agree that jurisdiction and venue shall lie exclusively within the State of California for any action involving the validity, interpretation or enforcement of this Agreement, or for any claim for breach of this Agreement, for damages, and for other relief sought under this Agreement.

22.Miscellaneous.  This Agreement, including Exhibits A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with

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regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image signatures shall be equivalent to original signatures.  In the event that any Party to this Agreement asserts a claim for breach of this Agreement,  seeks to enforce its terms, or asserts the existence of this Agreement as an affirmative defense, the prevailing Party in any such proceeding shall be entitled to recover costs and reasonable attorney’s fees, to the fullest extent permitted by law.

If this Agreement is acceptable to you, please sign and date below at the conclusion of the twenty first (21) day after receiving this Agreement, and send me the fully signed Agreement.  The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement at the conclusion of the twenty-first day.

We wish you the best in your future endeavors.

Sincerely,

Nanometrics Incorporated

By:
Pierre-Yves Lesaicherre
President and Chief Executive Officer

Understood and Agreed:

Stanislaw Marek Borowicz

January 8, 2018
Date

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Exhibit A

Independent Contractor Agreement

32025762.1